UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 5, 2007

EMTA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-136583	41-2145746
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7430 E. Butherus, Suite C, Scottsdale, AZ		85260
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	480-222-6222

Not Applicable
Former name or former address, if changed since last report

Copies to:
Marc J. Ross, Esq.
Louis A. Brilleman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Tel: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Competion of Acquisition or Disposition of Assets.

On July 5, 2007, EMTA Holdings, Inc. (the “Company”) completed the acquisition of all of the issued and outstanding shares of Dyson Properties, Inc. (“Dyson”) from Sandra Dyson, that entity’s sole shareholder, under the terms of an agreement dated January 5, 2007, as subsequently amended. The acquisition was made by EMTA Production Holdings, Inc., the Company’s wholly-owned subsidiary created specifically for the purpose of holding the Dyson shares (“EMTA Production”). Dyson’s assets include approximately 5.03 acres of industrial land, 53,459 square feet of industrial and office space and storage and blending and bottling equipment.

Under the terms of the agreement, the Company assumed control of Dyson’s business effective as of January 1, 2007. In March 2007, the Company delivered to the Seller 1,400,000 shares of its common stock and 1,400,000 warrants to acquire a like number of shares at an exercise price of $0.75 per share during the three year period from the Closing Date.

The initial payment of $100,000 was made on January 9, 2007. An additional $150,000 was paid at Closing and the balance of $374,000, represented by a note from the Company is due six months after Closing. In addition, the Seller will be entitled to a royalty agreement for all sales of the Synergyn products for five years at a rate of $0.20 per gallon or $0.20 per pound as the case may be, paid quarterly up to $600,000 during this period and at $0.10 per pound or gallon for the remainder of the term. The Company also entered into an employment agreement with Michael Dyson, spouse of the Seller, to serve as president of the Dyson for five years with a base compensation of $72,000 per year.

Dyson sells its products under the names Synergyn Racing, Synergyn Performance and Synergyn Lubricants. The Synergyn line established in 1987 compliments the Company’s Xentx line and provides the Company with manufacturing and distribution capabilities at Dyson’s Synergyn plant in Durant, Oklahoma. The Synergyn products are blended for use in the newest NASCAR and NHRA racing engines as well as for personal cars and small trucks. Synergyn also supplies lubrication technologies to commercial, industrial and farming use. They offer 37 products including oils, oil treatments, fuel supplements, grease and gear lubricants, hydraulic fluids and transmission and tractor fluids. The Company’s products under the name Xentx, Big Rig and Fusion Lubricants and Clean Boost are marketed primarily to the retail and over the road trucking markets.

Item 2.03 Creation of A direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 5, 2007, the Company and EMTA Production completed a loan transaction with Shelter Island Opportunity Fund, LLC as lender (“Shelter”), providing for a loan to EMTA Production in the amount of $1,308,523, with a two year term to maturity. Interest is paid monthly at the greater of 12.25% per annum or prime plus 4% per annum. Principal payments commence six months after closing at a rate of $50,000 per month with the balance due at maturity.

In conjunction with this loan, the Company granted the lender five-year warrants to purchase up to 8% of the issued and outstanding shares of EMTA Production for nominal consideration (the “Production Warrants”). Shelter has a right to put the Production Warrants to EMTA Production at a fixed price of $1,175,000 for a three year period starting two years following the closing of the financing. The Production Warrants may be exchanged at the option of the holder for five-year warrants to purchase 5.775,000 shares of common stock of the Company at an exercise price of $0.75 per share. The Company granted Shelter registration rights for the shares to be issued upon exercise of the warrants.

The loan is secured by substantially all of the assets of Dyson and assets of the Company. Also in conjunction with this transaction, a representative of Shelter together with two officers of the Company were elected to the board of directors of EMTA Production.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

As permitted by Item 9.01(a)(4) of Form 8-K, audited financial statements of the Dyson Properties, Inc. will be filed not later than 75 days following the completion of the acquisition as required under the applicable rules.

(b) Pro Forma Financial Information.

As permitted by Item 9.01(b)(2) of Form 8-K, pro forma financial statements of the Registrant giving effect to the acquisition of Dyson Properties, Inc. will be filed not later than 75 days following the completion of the acquisition as required under the applicable rules.

Exhibit Index

10.1	Securities Purchase Agreement
10.2	Registration Rights Agreement
10.3	Term Note Security Agreement
10.4	Stock Pledge Agreement
10.5	Secured Term Note
10.6	Form of Term Note Security Agreement
10.7	Form of Production Holdings Warrant
10.8	Form of Exchange Warrant
10.9	Form of Put Option
99.1	Press release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 11, 2007	EMTA Holdings, Inc.

	By:	/s/ Edmond L. Lonergan
Edmond L. Lonergan
President - Chief Executive Officer

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